Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to incorporation by reference in this Registration Statement on Form S-3 for United States Oil Fund, LP of our report dated February 25, 2019 relating to the statements of financial condition as of December 31, 2018 and 2017, including the schedules of investments as of December 31, 2018 and 2017, and the related statements of operations, changes in partners’ capital and cash flows for the years ended December 31, 2018, 2017 and 2016 of United States Oil Fund, LP included in the Form 10-K of United States Oil Fund, LP for the year ended December 31, 2018, and to the reference to our Firm as “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ SPICER JEFFRIES LLP

Denver, Colorado

February 25, 2019